Exhibit 4(t)
AMENDMENT NO. 17
TO
THE LINCOLN ELECTRIC COMPANY
EMPLOYEE SAVINGS PLAN
(Effective November 1, 1994)
          The Lincoln Electric Company, an Ohio corporation, hereby adopts this Amendment No. 17 to The Lincoln Electric Company Employee Savings Plan (Effective November 1, 1994) (the “Plan”), effective as of February 1, 2004.
I.
          The first sentence of Section 4.1 of the Plan is hereby amended to read as follows:
“Subject to the provisions of the Plan and Trust Agreement, each Employer may, in its discretion, contribute to the Trust on account of each Plan Year an amount (the “Matching Employer Contributions”) equal to the Matching Employer Contribution Percentage multiplied by the Before-Tax Contributions (not in excess of 6% of Compensation or such other percentage specified by the Company before the beginning of the Plan Year; provided, however, that for purposes of this sentence Compensation shall not include any amounts payable in February of 2004 pursuant to the Lincoln Electric Holdings, Inc. Management Incentive Program) made during such Plan Year pursuant to Section 3.1 for its Employees who are entitled to participate in the Employer’s Matching Employer Contributions for such Year pursuant to section 4.3.”
II.
          The last sentence of Section 4.1 of the Plan (as amended by Amendment No. 16) is hereby amended to read as follows:
“Notwithstanding any provision of the Plan to the contrary, (i) no Matching Employer Contributions shall be made with respect to any Catch-Up Before-Tax Contributions (as defined in Section 3.12), (ii) no Matching Employer Contributions shall be made with respect to any Before-Tax Contributions made on or after March 16, 2003 (other than Before-Tax Contributions attributable to Compensation earned prior to March 16, 2003) and prior to January 1, 2004 and (iii) no Matching Employer Contributions shall be made with respect to any Before-Tax Contributions that are attributable to Compensation payable in February 2004 under the Lincoln Electric Holdings, Inc. Management Incentive Program.”
III.
          The first sentence of Section 4.3 of the Plan is hereby amended to read as follows:
“Each Employer’s Matching Employer Contributions made for a Plan Year shall, subject to the provisions of Sections 3.5(3), 3.6(5) and 3.7(3), be allocated and credited to the Account of each

Employee of the Employer who is entitled to receive a Matching Employer Contribution and for whom Before-Tax Contributions were made during such Plan Year, with each such Employee being credited with a portion of such Employer’s Matching Employer Contribution equal to the Matching Employer Contribution Percentage of the Before-Tax Contributions (not in excess of 6% of Compensation or such other percentage specified by the Company before the beginning of the Plan Year; provided, however, that for purposes of this sentence Compensation shall not include any amounts payable in February of 2004 under the Lincoln Electric Holdings, Inc. Management Incentive Program) made for him pursuant to Section 3.1.”
EXECUTED at Cleveland, Ohio this 1st day of February, 2004.

THE LINCOLN ELECTRIC COMPANY

By:	/s/ G. A. Farrell
Title: Vice President, Human Resources

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